Exhibit 10.10

Execution Version

PRIVATE WARRANT AGREEMENT

Dated October 18, 2021

THIS WARRANT AGREEMENT (this “Agreement”), dated October 18, 2021, is by and between Hoya Intermediate, LLC, a Delaware limited liability company (the “Company”), Hoya Topco, LLC, a Delaware limited liability company (“Hoya Topco”) and any transferees of Hoya Topco permitted pursuant to this Agreement who execute valid joinders hereto (Hoya Topco and such permitted transferees, the “Warrantholders”).

WHEREAS, pursuant to that certain Transaction Agreement, dated as of April 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”) by and among the Company, Horizon Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Hoya Topco, Horizon Acquisition Corporation, a Cayman Islands exempted company, and Vivid Seats, Inc., a Delaware corporation (“VS PubCo” and collectively with Hoya Topco and the Company, the “VS Entities”), among other things, the VS Entities agreed to consummate a Pre-Closing Restructuring (as defined in the Transaction Agreement);

WHEREAS, pursuant to the Pre-Closing Restructuring, the Company agreed to grant Hoya Topco warrants to purchase 3,000,000 common units of the Company (“Intermediate Common Units”) at an exercise price of $10.00 per unit (the “Warrants”);

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company and the Warrantholders; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Warrants.

1.1. Form of Warrant. Each Warrant shall initially be issued in registered form only.

1.2. Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Company pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

1.3. Registration.

1.3.1. Warrant Register. The Company shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Company shall issue and register the Warrants in the names of the respective holders thereof in the denominations issued to such holders.

If requested, the registered holder of a Warrant shall be issued a definitive certificate in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A. Each Warrant shall bear the legend set forth in Exhibit B.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

1.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

1.4. Fractional Warrants. The Company shall not issue fractional Warrants.

2.	Terms and Exercise of Warrants.

2.1. Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Intermediate Common Units stated therein, at the price of $10.00 per unit, subject to the adjustments provided in Section 3 hereof and in the last sentence of this Section 2.1. The term “Warrant Price” as used in this Agreement shall mean the price per unit (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Intermediate Common Units may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen Business Days (unless otherwise required by the Commission, any national securities exchange on which the Warrants are listed or applicable law); provided that the Company shall provide at least five days’ prior written notice of such reduction to Registered Holders of the Warrants; and provided further, that any such reduction shall be identical among all of the Warrants. The term “Business Day” means a day, other than a Saturday, Sunday or federal holiday on which banks in New York City are generally open for normal business.

2.2. Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the date hereof and (B) terminating at 5:00 p.m., New York City time on the date that is ten (10) years after the date hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 2.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available; provided, further, that any Warrant may be classified by the Company upon the issuance of such Warrant, with the consent of the Warrantholder, as an “Option Contingent Warrant” (it being understood that the Warrants granted to Hoya Topco on the date hereof shall consist of Option Contingent Warrants to purchase 1,000,000 Intermediate Common Units and other Warrants to purchase 2,000,000 Intermediate Common Units), and any such Option Contingent Warrant shall be exercisable only to the extent, and following, the forfeiture or cancellation of an equivalent number of options to purchase shares of Class A common stock of VS PubCo (“PubCo Common Stock”) which options are issued pursuant to the 2021 Vivid Seats Equity Incentive Plan within thirty (30) days of the date hereof with an exercise price equal to the Warrant Price (or, if the fair market value of such shares of PubCo Common Stock is greater than the Warrant Price at the time of issuance, the fair market value of a share of PubCo Common Stock) (such options, the “Matching PubCo Options”). For the avoidance of doubt, upon the forfeiture or cancellation of any Matching PubCo Option, an equivalent number of Option Contingent Warrants shall become exercisable pursuant to the terms hereof applicable to Warrants. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

2.3. Exercise of Warrants.

2.3.1. Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Company (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, (ii) an election to purchase (“Election to Purchase”) any Intermediate Common Units pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate, and (iii) the payment in full of the Warrant Price for each Intermediate Common Unit as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Intermediate Common Units and the issuance of such Intermediate Common Units, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Company; or

(b) with respect to any Warrant, by surrendering the Warrants for that number of Intermediate Common Units equal to the quotient obtained by dividing (x) the product of the number of Intermediate Common Units underlying the Warrants, multiplied by the excess of the “Last Reported Sale Price” (as defined in this subsection 2.3.1(b)) less the Warrant Price by (y) the Last Reported Sale Price. The “Last Reported Sale Price” shall mean the last reported sale price of the Intermediate Common Units on the date prior to the date on which notice of exercise of the Warrant is sent to the Company.

2.3.2. Issuance of Intermediate Common Units on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 2.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of Intermediate Common Units to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of units as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Intermediate Common Units pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless (i) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Intermediate Common Units underlying the Warrants is then effective and a prospectus relating thereto is current or (ii) a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Intermediate Common Units upon exercise of a Warrant unless the Intermediate Common Units issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 3.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Intermediate Common Units. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Intermediate Common Unit, the Company shall round down to the nearest whole number, the number of Intermediate Common Units to be issued to such holder. For the avoidance of doubt, in no event will the Company be required to pay cash to the holder of any Warrant.

2.3.3. Valid Issuance. All Intermediate Common Units issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

2.3.4. Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Intermediate Common Units is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Intermediate Common Units on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company is closed, such person shall be deemed to have become the holder of such units at the close of business on the next succeeding date on which the unit transfer books or book-entry system are open.

3.	Adjustments.

3.1. Equity Capitalizations.

3.1.1. Sub-Divisions. If after the date hereof, and subject to the provisions of Section 3.6 below, the number of issued and outstanding Intermediate Common Units is increased by a capitalization or unit dividend of Intermediate Common Units, or by a sub-division of Intermediate Common Units or other similar event, then, on the effective date of such unit capitalization, sub-division or similar event, the number of Intermediate

Common Units issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Intermediate Common Units. A rights offering made to all or substantially all of the holders of Intermediate Common Units entitling holders to purchase Intermediate Common Units at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a capitalization of a number of Intermediate Common Units equal to the product of (i) the number of Intermediate Common Units actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Intermediate Common Units) multiplied by (ii) one (1) minus the quotient of (x) the price per Intermediate Common Unit paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 3.1.1, (i) if the rights offering is for securities convertible into or exercisable for Intermediate Common Units, in determining the price payable for Intermediate Common Units, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) ”Historical Fair Market Value” means the volume weighted average price of PubCo Common Stock during the ten (10) trading day period ending on the trading day prior to the first date on which the PubCo Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

3.1.2. Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Intermediate Common Units a dividend or makes a distribution in cash, securities or other assets on account of such Intermediate Common Units (or other units into which the Warrants are convertible), other than (a) as described in subsection 3.1.1 above, (b) Ordinary Cash Dividends (as defined below) or (c) as a result of any redemption rights under the Second Amended and Restated Limited Liability Agreement of the Company, dated as of the date hereof (as amended, modified or restated from time to time, the “Company LLC Agreement”) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of managers (the “Board”), in good faith) of any securities or other assets paid on each Intermediate Common Unit in respect of such Extraordinary Dividend. For purposes of this subsection 3.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per unit basis, with the per unit amounts of all other cash dividends and cash distributions paid on the Intermediate Common Units during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 3 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Intermediate Common Units issuable on exercise of each Warrant).

3.2. Aggregation of Units. If after the date hereof, and subject to the provisions of Section 3.6 hereof, the number of issued and outstanding Intermediate Common Units is decreased by a consolidation, combination, reverse unit sub-division or reclassification of Intermediate Common Units or other similar event, then, on the effective date of such consolidation, combination, reverse unit sub-division, reclassification or similar event, the number of Intermediate Common Units issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Intermediate Common Units.

3.3. Adjustments in Exercise Price. Whenever the number of Intermediate Common Units purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 3.1.1 or Section 3.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Intermediate Common Units purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Intermediate Common Units so purchasable immediately thereafter.

3.4. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Intermediate Common Units (other than pursuant to a change covered by Section 3.1 or Section 3.2 hereof or that solely affects the par value of such Intermediate Common Units), or in the case of any merger or consolidation of the Company with or into another entity (other than a consolidation or merger in which the Company is the continuing entity and that does not result in any reclassification or reorganization of the issued and outstanding Intermediate Common Units), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Intermediate Common Units of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of units or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the Intermediate Common Units were entitled (including pursuant to the terms of the Company LLC Agreement) to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per unit by the holders of the Intermediate Common Units in such consolidation or merger that affirmatively make such election; provided further that if less than 70% of the consideration receivable by the holders of the Intermediate Common Units in the applicable event is payable in the form of equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by VS PubCo pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for an Uncapped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) the price of each Intermediate Common Unit shall be the volume weighted average price of the PubCo Common Stock during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (ii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iii) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Intermediate Common Units consists exclusively of cash, the amount of such cash per Intermediate Common Unit, and (ii) in all other cases, the volume weighted average price of the PubCo Common Stock during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Intermediate Common Units covered by subsection 3.1.1, then such adjustment shall be made pursuant to subsection 3.1.1 or Sections 3.2, 3.3 and this Section 3.4. The provisions of this Section 3.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per unit issuable upon exercise of such Warrant.

3.5. Notices of Changes in Warrant. Upon the occurrence of any event specified in Sections 3.1, 3.2, 3.3, or 3.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

3.6. No Fractional Units. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional units upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 3, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a unit, the Company shall, upon such exercise, round down to the nearest whole number the number of Intermediate Common Units to be issued to such holder.

3.7. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 3, and Warrants issued after such adjustment may state the same Warrant Price and the same number of units as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.	Transfer and Exchange of Warrants.

4.1. Registration of Transfer. The Company shall register the proper transfer pursuant to this Section 4, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Company.

4.2. Procedure for Surrender of Warrants. Warrants may be surrendered to the Company, together with a written request for exchange or transfer, and thereupon the Company shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Company shall not cancel such Warrant and issue new Warrants in exchange thereof until the Company has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

4.3. Fractional Warrants. The Company shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant.

4.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

4.5. Transfer Restrictions. Each Warrant shall be transferrable only (i) to the extent the Intermediate Common Unit underlying such Warrant would be transferable pursuant to the terms of the Company LLC Agreement, (ii) the transferring Warrantholder and the transferee comply with the applicable requirements of Article VIII of the Company LLC Agreement and (iii) the transferee executes a valid joinder to this Agreement in a form reasonably acceptable to the Company.

5.	Other Provisions Relating to Rights of Holders of Warrants.

5.1. No Rights as Unitholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a unitholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as unitholders in respect of the meetings of unitholders or the election of managers of the Company or any other matter, or any rights under the Company LLC Agreement.

5.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

5.3. Reservation of Intermediate Common Units. The Company shall at all times reserve and keep available a number of its authorized but unissued Intermediate Common Units that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.	Miscellaneous Provisions.

6.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrantholders shall bind and inure to the benefit of their respective successors and assigns.

6.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered (i) by electronic mail, (ii) by hand or overnight delivery or (ii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrantholder(s)), as follows:

Hoya Intermediate, LLC

111 N. Canal Street, Suite 800

Chicago, IL 60606

Attention:    General Counsel

Email: legal@vividseats.com

with a copy to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention:    Bradley Faris

Owen Alexander

Email:     Bradley.faris@lw.com

Owen.alexander@lw.com

6.3. Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 6.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

6.4. Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

6.5. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.6. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

6.7. Amendments. This Agreement may be amended by the Company without the consent of any Warrantholder for the purpose of (i) curing any ambiguity or to correct any mistake or defective provision contained herein, (ii) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 3.1.2 or (iii) adding or changing any provisions with respect to matters or questions arising under this Agreement as the Company may reasonably deem necessary or desirable and that the Company reasonably deem shall not adversely affect the rights of the Registered Holders under this Agreement. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 65% of the then-outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 2.1 and 2.2, respectively, without the consent of the Registered Holders.

6.8. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A Form of Warrant Certificate

Exhibit B Legend —Warrants

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HOYA INTERMEDIATE, LLC

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer

HOYA TOPCO, LLC

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer

[Signature Page to Hoya Intermediate, LLC $10.00 Warrant Agreement]

ANNEX A

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

Hoya Intermediate, LLC

Formed Under the Laws of Delaware

CUSIP [ 🌑 ]

Warrant Certificate

This Warrant Certificate certifies that [                ], or registered assigns, is the registered holder of [                ] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase common units (“Intermediate Common Units”), of Hoya Intermediate, LLC, a Delaware limited liability company (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Intermediate Common Units as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the corporate office of the Company referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Intermediate Common Unit. Fractional units shall not be issued upon exercise of any Warrant. The number of Intermediate Common Units issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement. [This Warrant is a “Option Contingent Warrant” and shall be subject to the terms thereof set forth in the Warrant Agreement.]

The initial Exercise Price per one Intermediate Common Unit for any Warrant is equal to $10.00 per unit. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants are not subject to redemption by the Company.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless signed by the Company. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

HOYA INTERMEDIATE, LLC

By:
Name:
Title: Authorized Signatory

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [                ] Intermediate Common Units and are issued or to be issued pursuant to a Warrant Agreement dated as of October 18, 2021 (the “Warrant Agreement”), by and between the Company and the holders of the Warrants, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement, subject to the conditions applicable to exercise set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate office of the Company. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Intermediate Common Units to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Intermediate Common Units is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Intermediate Common Units issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Intermediate Common Unit, the Company shall, upon exercise, round down to the nearest whole number of Intermediate Common Units to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the corporate office of the Company by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the corporate office of the Company a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a unitholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [                ] Intermediate Common Units and herewith tenders payment for such Intermediate Common Units to the order of Hoya Intermediate, LLC (the “Company”) in the amount of $[                ] in accordance with the terms hereof. The undersigned requests that a certificate for such Intermediate Common Units be registered in the name of [                ], whose address is [                ] and that such Intermediate Common Units be delivered to [                ] whose address is [                ]. If said [                ] number of Intermediate Common Units is less than all of the Intermediate Common Units purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Intermediate Common Units be registered in the name of [                ], whose address is [                ] and that such Warrant Certificate be delivered to [                ], whose address is [                ].

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 2.3.1(b) of the Warrant Agreement, the number of Intermediate Common Units that this Warrant is exercisable for shall be determined in accordance with subsection 2.3.1(b) of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Intermediate Common Units that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Intermediate Common Units. If said number of units is less than all of the Intermediate Common Units purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Intermediate Common Units be registered in the name of [                ], whose address is [                ] and that such Warrant Certificate be delivered to [                ], whose address is [                ].

[Signature Page Follows]

Date: [                ]

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF HOYA INTERMEDIATE, LLC (THE “COMPANY”), AS AMENDED FROM TIME TO TIME.

NO. [                ] WARRANT